Inbound Greeting

Inbound Greeting:

“Thank you for calling the Broadridge Proxy Services Center for the Advanced Series Trust. My name is <Agent Name> and this call is being recorded for quality assurance. How may I assist you today?”

Voting:

“Your Fund’s Board of Trustees recommends that you vote “FOR” the proposal.  Would you like to vote along with the recommendations of the board?

The process will only take a few moments.

For the record, would you please state your full name and full mailing address?

Are you authorized to vote on all shares in all funds in all accounts? (Should have already identified shares s/he is authorized to vote)

Again, my name is <Agent Name>, a proxy voting specialist on behalf of the Advanced Series Trust. Today’s date is <Date> and the time is <Time> (am/pm) Eastern Time.

Mr. / Ms.                                 , I have recorded your [FOR/AGAINST/ABSTAIN] vote for your AST proxy and will be sending you a written confirmation for each. If you wish to make any changes you may contact us by calling call toll-free at (877) 721-8341 and a proxy voting specialist will assist you with voting your shares.  Specialists are available Monday through Friday, 9:30 AM to 9:00 PM Eastern Time.  Thank you very much for your participation and have a great day/evening.”

If Unsure of voting or does not want to vote along with the recommendation of the Board:

“Would you like me to review the proposal with you? “ (After review, ask them if they would like to vote now over the phone).

If Not Received/Requesting material to be re-mailed:

“I can resend the materials to you. Can you please verify your full mailing address? (Verify entire address, including street name, number, town, state & zip) Do you have an email address this can be sent to? (If yes, enter the email address in the notes and read it back phonetically to the shareholder).

Thank you. You should receive these materials shortly and the materials will inform you of the methods available to you to cast your vote, one of which is to call us back at (877) 721-8341, or in person at the Special Meeting of Shareholders on December 10, 2012 at 1 p.m. at the offices of the Advanced Series Trust located at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ.”

If Not Interested:

“(Use rebuttal) I am sorry for the inconvenience. Please be aware that as a shareholder, your vote is very important.  Please fill out and return your voting instruction card at your earliest convenience.  If you would rather not do that, you can always vote via the other methods outlined in the proxy materials. Thank you again for your time today, and have a wonderful day/evening.”

INBOUND - CLOSED RECORDING:

“Thank you for calling the Broadridge Proxy Services Center for the Advanced Series Trust. Our offices are now closed.  Please call us back during our normal business hours which are, Monday through Friday, 9:30 AM to 9:00 PM Eastern Time.  Thank you.”

INBOUND - CALL IN QUEUE MESSAGE:

“Thank you for calling the Broadridge Proxy Services Center for the Advanced Series Trust. Our proxy specialists are currently assisting other shareholders.  Your call is important to us.  Please continue to hold and your call will be answered in the order in which it was received.”

END OF CAMPAIGN MESSAGE:

“Thank you for calling the Broadridge Proxy Services Center for the Advanced Series Trust. The shareholder meeting has been held and as a result, this toll free number is no longer in service for proxy related calls. If you have questions, please contact your Financial Advisor.